CERTIFICATE OF DETERMINATION
OF
7.50% SERIES D NONCUMULATIVE PREFERRED STOCK
OF
VINEYARD NATIONAL BANCORP

Pursuant to Section 401 of the
California Corporation Code

     Norman A. Morales and Donald H. Pelgrim certify that:
     1. They are the President and Secretary, respectively of Vineyard National Bancorp, a California corporation (the “Corporation”).
     2. The authorized number of shares of Preferred Stock of the Corporation is 10,000,000, of which 10,000 shares designated as the Corporation’s Floating Rate Series C Noncumulative Redeemable Preferred Stock have been issued and are outstanding. The authorized number of shares of 7.50% Series D Noncumulative Preferred Stock is 2,300,000, none of which has been issued.
     3. Pursuant to the authority given by the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:
     “WHEREAS, the Articles of Incorporation of Vineyard National Bancorp (the “Corporation”) authorizes a class of Preferred Stock comprising of 10,000,000 shares issuable from time to time in one or more series; and
     WHEREAS, the Board of Directors is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to the dividend rights, dividend rates, conversion rights, voting rights, and the liquidation preferences, and the number of shares constituting any such series and the designation thereof, or any of them and it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a new class of Preferred Stock and the number of shares constituting such series; and
     NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the Articles Incorporation, a series of preferred stock, without par value, of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:
     1. Designation and Amount. There shall be created from the 10,000,000 shares of preferred stock, without par value, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the “7.50% Series D Noncumulative Preferred Stock” (the “Series D Preferred Stock”), and the number of shares of such series shall be 2,300,000. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series D Preferred Stock to a number less than the number of shares of the Series D Preferred Stock then issued and outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series D Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series D Preferred Stock.
     2. Definitions. As used herein, in addition to those terms otherwise defined herein, the following terms shall have the following meanings:
          a. “Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.
          b. “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the cities of New York or Los Angeles are authorized or required by law or executive order to close.
          c. “Common Stock” shall mean the common stock, no par value, of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from no par value to par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.
          d. “Dividend Payment Date” shall mean the 15th day of March, June, September and December of each year, commencing September 15, 2007, or, if any such day is not a Business Day, the next succeeding Business Day.
          e. “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.
          f. “Holder” shall mean a holder of record of an outstanding share or shares of the Series D Preferred Stock.
          g. “Issue Date” shall mean the original date of issuance of shares of the Series D Preferred Stock.
          h. “Junior Stock” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Corporation established by the Board of Directors after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series D Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation; provided, however, that this Certificate of Determination does not amend or alter the existing rights of holders of the Common Stock.
          i. “Liquidation Parity Stock” shall mean Parity Stock the terms of which expressly provide that it will rank on parity with the Series D Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Corporation.

          j. “Liquidation Preference” shall mean, with respect to each share of the Series D Preferred Stock, $10.00, subject to equitable adjustment from time to time pursuant to Section 10(c), plus an amount equal to all dividends declared and unpaid to the date of such liquidation, without interest, if any.
          k. “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.
          l. “Officers’ Certificate” shall mean a certificate signed by two duly authorized Officers.
          m. “Parity Stock” shall mean the Series C Preferred Stock as well as any class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series D Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.
          n. “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.
          o. “Record Date” shall mean, with respect to a Dividend Payment Date, the 15th calendar day prior thereto, or such other date designated by the Board of Directors with respect to a Dividend Period.
          p. “Senior Stock” shall mean each class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series D Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.
          q. “Series C Preferred Stock” shall mean the 10,000 shares of preferred stock of the Corporation designated as the Floating Rate Series C Noncumulative Redeemable Preferred Stock, all of which have been issued as of the date of this Certificate of Determination.
          r. “Transfer Agent” shall mean U.S. Stock Transfer Corporation, the Corporation’s duly appointed transfer agent, registrar, redemption, and dividend disbursing agent for the Series D Preferred Stock, or any successor duly appointed by the Corporation.
          s. “Voting Stock” shall mean, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person. For purposes of this definition, “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

          t. “Voting Parity Stock” shall mean Parity Stock the terms of which expressly provide that it will rank on parity with the Series D Preferred Stock as to the right to vote for the election of directors in the event of non-payment of dividends; provided, however, that this Certificate of Determination does not amend or alter the existing rights of holders of the Series C Preferred Stock as set forth in the Certificate of Determination of the Series C Preferred Stock.
     3. Ranking. The Series D Preferred Stock will, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, rank (a) senior to all Junior Stock, (b) on parity with all Parity Stock and (c) junior to all Senior Stock.
     4. Liquidation Rights.
          a. In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall, subject to the prior rights of any holders of Senior Stock, be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders the Liquidation Preference for each outstanding share of the Series D Preferred Stock held by such Holder plus an amount per share equal to any dividends declared and unpaid from the last preceding Dividend Payment Date, without interest to the date fixed for such liquidation, dissolution or winding up, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock, including, without limitation, on any Common Stock. After the payment to the Holders of the Liquidation Preference for each outstanding share of the Series D Preferred Stock, the Holders shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the shares of the Series D Preferred Stock.
          b. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 4; provided, however, that if, in connection with a cash merger or other cash transaction, the cash receivable in exchange for or upon the conversion of each share of the Series D Preferred Stock would be less than the Liquidation Preference, then such cash merger or transaction shall be treated as a liquidation, winding-up or dissolution of the Corporation, with the rights as provided in Section 4(a).
          c. In the event the assets of the Corporation legally available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 4(a), no such distribution shall be made on account of any shares of Liquidation Parity Stock upon such liquidation, winding-up or dissolution unless proportionate distributable amounts shall be paid with equal priority on account of the Series D Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Liquidation Parity Stock are entitled upon such liquidation, winding-up or dissolution.

          d. All distributions made with respect to the Series D Preferred Stock in connection with any liquidation, winding-up or dissolution shall be made pro rata to the Holders.
          e. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or at least twenty (20) days prior to any shareholder’s meeting called to approve such action, if applicable, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of this Series D Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action.
     5. Voting; Amendments.
          a. The shares of the Series D Preferred Stock shall have no voting rights except as set forth in Sections 5(b), 5(c) and 8(a) or as otherwise required by California law from time to time. In exercising the voting rights set forth in Sections 5(b), 5(c) and 8(a), each Holder shall be entitled to one vote per $1,000.00 of liquidation preference of Series D Preferred Stock (or one vote for every 100 shares of Series D Preferred Stock owned).
          b. So long as any shares of the Series D Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote or written consent of the Holders (voting or consenting separately as one class) of at least a majority of the outstanding shares of the Series D Preferred Stock: (i) amend, alter or repeal or otherwise change any provision of the Articles of Incorporation or the Certificate of Determination authorizing and creating the Series D Preferred Stock, if the amendment, authorization or repeal would materially and adversely affect the rights, preferences, powers or privileges of the Series D Preferred Stock; or (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any of the Corporation’s equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of the Corporation’s equity securities, which would constitute Senior Stock. Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, authorize, increase the authorized amount of, or issue shares of Parity Stock (provided that dividend rights are noncumulative) and Junior Stock, and in taking such actions, the Corporation shall not be deemed to have materially adversely affected the existing terms of the Series D Preferred Stock.
          Notwithstanding anything to the contrary contained herein, no vote or consent of the Holders shall be required pursuant to Sections 5(b) or 8(a) if, at or prior to the time when the act with respect to which such vote would otherwise be required, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the Holders to effect such redemption.
          c. So long as any shares of the Series D Preferred Stock remain outstanding:
               (i) If, for any six or more Dividend Periods, the Corporation fails to pay in cash the full amount of the stated dividend payable to the Holders with respect to such Dividend Period pursuant to Section 6(a), then the Holders, voting together with the holders of Voting Parity Stock as one class, will be entitled at the next regular or special meeting of stockholders of the Corporation to elect two additional directors of the Corporation (the “Preferred Stock Directors” and each a “Preferred Stock Director”); provided, that it shall be a qualification for election for any Preferred Stock Director that the election of such director shall not cause the Corporation to be in violation of (y) any corporate governance requirement of The Nasdaq Stock Market (or any national securities exchange, interdealer quotation system of a registered national securities association or other trading facility on which securities of the Corporation may then be listed or traded), including any requirement that listed or traded companies must have a majority (or other specified percentage) of independent directors or (z) any requirement or policy of any bank regulatory authority having jurisdiction over the Corporation or its banking subsidiary; provided further, that it shall be a qualification for election for any Preferred Stock Director that the nominees for such position provide in writing to the Corporation, the Holders and the holders of all classes and series of Voting Parity Stock that are similarly entitled to vote for the election of the Preferred Stock Directors, the information with respect to such nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A under the Securities Exchange Act of 1934 and the rules and regulations thereunder; and provided further, that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that holders of Voting Parity Stock are entitled to elect pursuant to like voting rights). Effective immediately prior to the election of such additional directors, the number of directors that compose the Board of Directors shall be increased by two directors.
          (ii) In accordance with and subject to the provisions of the California Corporations Code, the Holders, along with the holders of Voting Parity Stock, may exercise the voting rights set forth in Section 5(c)(i), or to remove and replace directors that have previously been appointed, at any special meeting held for such purpose, which may be called in accordance with the Corporation’s by-laws or as hereinafter provided, or at the next annual meeting of stockholders held for the purpose of electing directors, or by written consent without a meeting of the holders of record of a majority of the outstanding shares of Series D Preferred Stock and Voting Parity Stock voting separately as one class, and thereafter, at each such annual meeting until such time as the Corporation has paid or declared and set aside for payment full dividends on the Series D Preferred Stock for four consecutive Dividend Periods, or the outstanding shares of the Series D Preferred Stock have been redeemed, or the liquidation, winding-up or dissolution of the Corporation, whichever is earliest, at which time such voting rights and the term of any director elected pursuant to this Section 5(c) shall automatically terminate.
          (iii) Unless action has been taken by written consents, at any time when the voting rights set forth in Section 5(c)(i) shall have vested in the Holders, an Officer of the Corporation may, and upon the written request of the holders of at least ten percent (10%) of the outstanding shares of Series D Preferred Stock or the Voting Parity Stock (addressed to the Secretary at the principal office of the Corporation) shall, give notice of a special meeting of the holders of shares of Series D Preferred Stock and the holders of any class or series of Voting Parity Stock, for the election of the two directors to be elected by them as herein provided, such notice to be made by notice similar to that provided in the Corporation’s by-laws for a special meeting of the stockholders or as required by law. If any such special meeting so required to be called shall not be called by such Officer within thirty-five (35) days after receipt of any such request, then any holder of shares of Series D Preferred Stock or the Voting Parity Stock may (at the Corporation’s expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the stock books of the Corporation. Notwithstanding the provisions of this Section 5(c)(iii), no such special meeting shall be called during a period within the 90 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 5(c) shall be held at such annual meeting of stockholders.
          (iv) In accordance with and subject to the provisions of the California Corporations Code, at any meeting held for the purpose of electing or removing and replacing directors as provided in this Section 5(c), the presence in person or by proxy of the holders of at least one-third of the total number of outstanding shares of the Series D Preferred Stock and any Voting Parity Stock shall be required and shall be sufficient to constitute a quorum. In accordance with and subject to California law, a vote by a plurality of the outstanding shares of the Series D Preferred Stock and Voting Parity Stock shall be sufficient to elect directors and a majority of such outstanding shares shall be required to remove and replace directors.
          (v) Any director elected pursuant to the voting rights set forth in this Section 5(c) shall hold office until the next annual meeting of stockholders (or his or her earlier death, resignation or removal), unless such term has previously automatically terminated pursuant to Section 5(c)(ii), and any vacancy in respect of any such director shall be filled only in accordance with the procedures set forth in this Section 5(c), in accordance with and subject to the provisions of the California Corporations Code. Any director elected pursuant to this Section 5(c) may be removed by the Holders and the holders of Voting Parity Stock without cause at any time and replaced by a director as provided in this Section 5(c). Any vacancy caused by the death or resignation of a director who shall have been elected in accordance with this Section 5(c) may be filled by a vote of holders of a plurality of the shares of the Series D Preferred Stock and Voting Party Stock, present and voting as a class, in person or by proxy, at a meeting called for such purpose, or by written consent without a meeting of the holders of record of a majority of the outstanding shares of Series D Preferred Stock and Voting Party Stock, voting as a class. Unless such vacancy shall have been filled by written consent as aforesaid, such meeting shall be called by the Secretary of the Corporation at the earliest practicable date after such death or resignation, and in any event within thirty-five (35) days after receipt of a written request signed by the holders of record of at least ten percent (10%) of the outstanding shares of the Series D Preferred Stock and Voting Party Stock, voting as a class. Notwithstanding the provisions of this paragraph, no such special meeting shall be held during the 90-day period preceding the date fixed for the annual meeting of stockholders.
     6. Dividends.
          a. Subject to the rights of any holders of Senior Stock, each Holder will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Corporation legally available therefor, noncumulative dividends on each share of the Series D Preferred Stock at a rate per annum equal to 7.50% of the Liquidation Preference, or $0.75 per share annually (or $0.1875 per share in a full quarterly dividend period), payable quarterly in arrears on each Dividend Payment Date, to the Holders at the close of business on the Record Date immediately preceding the relevant Dividend Payment Date.
          b. Dividends on the outstanding shares of the Series D Preferred Stock will be payable from the most recent Dividend Payment Date or, in the case of the dividend payable on September 15, 2007, from the Issue Date (each such period, a “Dividend Period”). Dividends payable on the Series D Preferred Stock with respect to any period other than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, payment of dividends shall be made on the next succeeding Business Day.
          c. In the event that the Board of Directors declares a dividend with respect to a Dividend Period in an amount less than the full amount payable to the Holders with respect to such Dividend Period pursuant to Sections 6(a) and 6(b) (such lesser amount, a “Partial Dividend”), such Partial Dividend shall be distributed to the Holders on a pro rata basis with respect to the outstanding shares of the Series D Preferred Stock.
          d. The Corporation will not declare, pay or set apart any sum for the payment of any dividend or other distribution in respect of any Parity Stock or Junior Stock, unless the Board of Directors has declared, and the Corporation has not failed to pay, a dividend in the full amount payable to the Holders pursuant to Sections 6(a) and 6(b) with respect to the Dividend Period in which such payment of a dividend or other distribution in respect of any Parity Stock or Junior Stock would occur. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and any other Parity Stock, dividends upon shares of Series D Preferred Stock and dividends on such other Parity Stock payable during such calendar quarter shall be declared and set apart pro rata so that the amount of such dividends so payable per share on the Series D Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that full dividends for the then-current calendar quarter on the shares of Series D Preferred Stock (which shall include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on shares of such other Parity Stock, bear to each other.
          e. If full dividends on the Series D Preferred Stock have not been declared and paid or set apart for payment for all prior Dividend Periods and for the Dividend Payment Date falling in the then-current Dividend Period, the following restrictions shall be applicable:
               (i) no dividend or distribution may be declared, set aside or paid on any Junior Stock other than in shares of Junior Stock;
               (ii) the Corporation may not repurchase, redeem or otherwise acquire (including by payment to or made available for a sinking fund for the redemption of) any shares of its Junior Stock (except by conversion into or exchange for Junior Stock or by the tendering or exchange of Junior Stock in payment for the exercise of options under the Corporation’s stock option plans then in effect); and
               (iii) except by conversion into or exchange for Junior Stock, the Corporation may not, directly or indirectly, repurchase, redeem or otherwise acquire and no monies may be paid to or made for a sinking fund for the redemption of any shares of Junior Stock or Parity Stock otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of Series D Preferred Stock and such other Parity Stock.
          f. Except as otherwise specified herein, the shares of Series D Preferred Stock shall not be entitled to any dividends in excess of the full noncumulative dividends declared thereon. In addition, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend on the Series D Preferred Stock that is not paid on the applicable Dividend Payment Date.
     7. Redemption.
          a. The Series D Preferred Stock may not be redeemed by the Corporation prior to June 25, 2012. At any time on or after June 25, 2012 (the “Redemption Date”), the Corporation shall have the right, at its option, but subject to any applicable approvals of the Board of Governors of the Federal Reserve System, to cause all or a portion of the outstanding shares of the Series D Preferred Stock to be redeemed, subject to the legal availability of funds therefore, at a price in cash equal to the Liquidation Preference thereof plus an amount in cash equal to any dividends declared and unpaid from the last preceding Dividend Payment Date, without interest (the “Redemption Price”). If a portion of the outstanding shares of Series D Preferred Stock are to be redeemed, such shares will be selected on a pro rata basis, or by lot, or in any other manner as the Board of Directors may determine.
          b. Unless the Corporation defaults in the payment of the Redemption Price, dividends on the Series D Preferred Stock will cease to be payable on and after the Redemption Date and all other rights of the Holders will terminate on the Redemption Date except for the right to receive the Redemption Price, without interest.
          c. The Company will furnish written notice of the redemption by issuing a press release for publication on a newswire service, if required by and in accordance with the federal securities laws or the rules of any stock exchange on which the Series D Preferred Stock or the Common Stock is then listed or traded, and in any case by first class mail to each Holder not less than 30 nor more than 60 days in advance of the Redemption Date (the “Redemption Notice”). In addition to any information required by applicable law or regulation, the press release, if any, and Redemption Notice shall state, as appropriate:
               (i) the Redemption Date;
               (ii) the total number of shares of the Series D Preferred Stock to be redeemed;
               (iii) that each outstanding share of the Series D Preferred Stock will be redeemed for cash in an amount equal to the Redemption Price;
               (iv) that dividends on the Series D Preferred Stock to be mandatorily redeemed will cease to be payable on the Redemption Date, unless the Corporation defaults in the payment of the Redemption Price; and
               (v) that if any shares of the Series D Preferred Stock held by any Holder are represented by one or more physical certificates, such Holder must surrender to the Company or the Transfer Agent, in the manner and at the place or places designated, such physical certificate or certificates representing the shares of the Series D Preferred Stock to be redeemed.

          d. The redemption of shares of the Series D Preferred Stock not represented by physical certificates will be effected through the facilities of the Depositary as described in Section 9(b). Each Holder of one or more physical certificates representing shares of the Series D Preferred Stock shall surrender such physical certificate or certificates to the Corporation or the Transfer Agent (properly endorsed or assigned for transfer, if the Corporation shall so require and the Redemption Notice shall so state), in the manner and at the place or places designated in the Redemption Notice, and the full Redemption Price for such shares shall be payable in cash on the Redemption Date to the Holder, and each surrender physical certificate shall be canceled and retired.
     8. Consolidation, Merger and Sale of Assets.
          a. So long as any shares of the Series D Preferred Stock are outstanding, in the event of any consolidation, merger (other than a merger for the primary purpose of effecting a change in the Corporation’s state of incorporation that does not result in any amendment, alteration, repeal or other material and adverse change in the rights, preferences, privileges or restrictions of the Series D Preferred Stock), sale or lease of all or substantially all of the assets of the Corporation, reclassification, reorganization (other than any reorganization in which the Corporation shall be the surviving or acquiring corporation if the rights, preferences, privileges and restrictions granted to or imposed upon the Series D Preferred Stock remain unchanged unless any amendment is made to the Corporation’s Articles of Incorporation which would otherwise require such approval), exchange or liquidation, the Holders, shall be entitled to vote separately as a class with all other preferred stock of the Corporation entitled to vote thereon with the shares of Series D Preferred Stock on the subject matter to be approved under this section; provided, however, that no vote or approval of the Series D Preferred Stock shall be required in connection with a consolidation, merger, sale or lease of all or substantially all of the Corporation’s assets or similar transaction to the extent (i) such shares of Series D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares of Series D Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series D Preferred Stock, taken as a whole. To the extent the shares of Series D Preferred Stock are entitled to vote under this Section 8(a), approval of such Holders together with the holders of all Parity Stock entitled to vote thereon with the shares of Series D Preferred Stock shall be deemed to have been obtained upon receiving the affirmative vote of a majority of the outstanding shares of preferred stock entitled to vote thereon as a class.
          b. Upon any consolidation by the Corporation with, or merger by the Corporation into, any other person or any conveyance, transfer or lease of all or substantially all the assets of the Corporation as described in Section 8(a), the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the shares of the Series D Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the shares of the Series D Preferred Stock.

          c. At any meeting of the holders of the Series D Preferred Stock, the presence in person or by proxy of the holders of one-third of the total number of shares of the Series D Preferred Stock and any Parity Stock entitled to vote thereat shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice other than an announcement at the meeting, until a quorum shall be present.
     9. Certificates.
          a. The Series D Preferred Stock certificate shall be substantially in the form of Exhibit A, which is hereby incorporated in, and the form and terms thereof expressly made a part of, this Certificate of Determination. The Series D Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).
          b. The Series D Preferred Stock shall initially be issued only in the form of one or more fully registered global security certificates (“Global Security Certificates”) with the global securities legend set forth in Exhibit A hereto, registered in the name of Cede & Co., the nominee of The Depository Trust Corporation, which will act as securities depositary (the “Depositary”) for the Series D Preferred Stock. The Global Security Certificates will be deposited with the Depositary or its custodian. As long as the Depositary or its nominee is the registered owner of the Global Security Certificates, the Depositary or that nominee will be considered the sole owner and holder of the Global Security Certificates and all of the shares of the Series D Preferred Stock represented by those Global Security Certificates for all purposes under the Series D Preferred Stock. Except if the Depositary has notified the Corporation that it is unwilling or unable to continue as Depositary for the Global Security Certificates, has ceased to be qualified to act or there is a continuing default by the Corporation in respect of its obligations under the Series D Preferred Stock, this Certificate of Determination or any other principal agreement or instrument executed in connection with the offering of the Series D Preferred Stock, owners of beneficial interests in Global Security Certificates will not be entitled to have the Global Security Certificates or shares of the Series D Preferred Stock represented by those certificates registered in their names, will not receive or be entitled to receive physical certificates representing shares of the Series D Preferred Stock in exchange and will not be considered to be owners or holders of the Global Security Certificates or any of the shares of the Series D Preferred Stock represented by the Global Security Certificates for any purpose under the Series D Preferred Stock. All payments on shares of the Series D Preferred Stock represented by the Global Security Certificates and all related transfers and deliveries of Common Stock will be made to the Depositary or its nominee as their holder.
          c. Except with respect to shares of Series D Preferred Stock that may be represented by physical certificates issued by the Corporation from time to time, procedures for redemption of the shares of Series D Preferred Stock in accordance with the applicable provisions of this Certificate of Determination will be governed by arrangements among the Depositary, its participants and Persons that may hold beneficial interests through its participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global

Security Certificates may be subject to various policies and procedures adopted by the Depositary from time to time.
          d. If the Corporation issues any physical certificate representing shares of the Series D Preferred Stock from time to time and any such Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series D Preferred Stock certificate, or in lieu of and substitution for the Series D Preferred Stock certificate lost, stolen or destroyed, a new Series D Preferred Stock certificate of like tenor and representing an equivalent amount of shares of the Series D Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series D Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.
     10. Other Provisions.
          a. With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote, provided that a quorum was present either in person or by proxy and each of the persons entitled to vote, who were not present in person or by proxy, provides a waiver of notice or consent to the holding of the meeting or an approval of the minutes thereof in writing. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of such meeting. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.
          b. The shares of the Series D Preferred Stock shall be issuable and redeemable only in whole shares.
          c. The Liquidation Preference and the annual dividend rate set forth in Section 6(a) shall be proportionately increased or decreased by the Board of Directors whenever there shall occur a stock split, combination, reclassification or other similar event involving shares of the Series D Preferred Stock. Upon any such adjustment, the Corporation shall promptly deliver to the Transfer Agent and each Holder an Officers’ Certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference or annual dividend rate, in effect following such adjustment.
          d. Shares of the Series D Preferred Stock issued and reacquired shall be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of California law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.
          e. All issued shares of Series D Preferred Stock shall be deemed outstanding except (i) from any redemption date as set forth in the Notice of Redemption, all shares of Series D Preferred Stock that have been called for redemption on that redemption date; and (ii) from the date of registration of transfer, all shares of Series D Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.
          f. In case, at any time while any of the shares of the Series D Preferred Stock are outstanding:
               (i) The Corporation shall declare a cash dividend (or any other distribution other than in shares of Junior Stock) on its Common Stock or any Junior Stock; or
               (ii) There is any consolidation or merger to which the Corporation is a party or the sale or transfer of all or substantially all of the assets of the Corporation; or
               (iii) There is the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;
then the Corporation shall cause to be mailed to the Transfer Agent for shares of the Series D Preferred Stock and the Transfer Agent shall cause to be mailed to the holders of record of the outstanding shares of the Series D Preferred Stock at their respective addresses as they appear on the books of the Corporation, at least ten (10) days before the date hereinafter specified (or the earlier of the dates herein specified, in the event that more than one date is specified), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend or distribution, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend or distribution are to be determined, or (y) the date on which any such consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares for the applicable consideration, deliverable upon such consolidation, merger, sale, transfer, dissolution, liquidation or winding up.
          g. The headings of the various sections and subsections of this Certificate of Determination are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Determination.
          h. Whenever possible, each provision of this Certificate of Determination shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Determination. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Determination would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
          i. The Holders are not entitled to any conversion, preemptive or subscription rights in respect of any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
          j. Except as may otherwise be required by law, the shares of the Series D Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Determination or the Articles of Incorporation.
(Signature page follows)

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Determination are true and correct of our own knowledge.
Dated: June 20, 2007

By:	/s/ NORMAN A. MORALES

Norman A. Morales, President and
Chief Executive Officer

/s/ DONALD H. PELGRIM

Donald H. Pelgrim, Secretary

EXHIBIT A
FORM OF
7.50% SERIES D NONCUMULATIVE PREFERRED STOCK
FACE OF SECURITY
     [Unless this certificate is presented by an authorized representative of The Depository Trust Corporation, a New York corporation (“DTC”), to the Corporation or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]1
Certificate Number: [     ]
Number of Shares of 7.50% Series D Noncumulative Preferred Stock: [     ]
CUSIP No.: 927426 403
7.50% Series D Noncumulative Preferred Stock
of
Vineyard National Bancorp
     Vineyard National Bancorp, a California corporation (the “Corporation”), hereby certifies that [ ____ ] (the “Holder”) is the registered owner of [ ____ ] fully paid and non-assessable shares of preferred stock of the Corporation designated as the 7.50% Series D Noncumulative Preferred Stock, without par value, liquidation preference $10.00 per share (the “Series D Preferred Stock”). The shares of the Series D Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The powers, designations, preferences and relative, participating, optional and other special rights of the shares of the Series D Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Determination of 7.50% Series D Noncumulative Preferred Stock of the Corporation dated June 20, as the same may be amended from time to time in accordance with its terms (the “Certificate of Determination”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Determination. The Corporation will provide a copy of the Certificate of Determination to a Holder without charge upon written request to the Corporation at its principal place of business.
     Reference is hereby made to select provisions of the Series D Preferred Stock set forth on the reverse hereof, and to the Certificate of Determination, which select provisions and the

[1]	Subject to removal if not a global security certificate.

Certificate of Determination shall for all purposes have the same effect as if set forth in this certificate.
     Upon receipt of this certificate, the Holder is bound by the Certificate of Determination and is entitled to the benefits thereunder. Unless the Transfer Agent’s valid countersignature appears hereon, the shares of the Series D Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Determination or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Corporation has executed this Series D Preferred Stock certificate as of the date set forth below.

VINEYARD NATIONAL BANCORP

By:

Name:	Norman A. Morales
Title:	President and Chief Executive Officer

By:

Name:	Donald H. Pelgrim
Title:	Secretary
COUNTERSIGNED AND REGISTERED
U.S. STOCK TRANSFER CORPORATION, as Transfer Agent,

By:

Authorized Signatory

Dated:

REVERSE OF SECURITY
     Dividends on each share of Series D Preferred Stock shall be payable when, as and if declared by the Board of Directors of the Corporation from funds legally available therefor at a rate per annum set forth in the face hereof or as provided in the Certificate of Determination. Dividends may be paid only in cash.
     The shares of the Series D Preferred Stock shall be redeemable as provided in the Certificate of Determination.
     The Corporation shall furnish to any holder upon request and without charge, a statement of the powers, designations, preferences and relative, participating, optional and other special rights of each class of the Corporation’s stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Such request should be directed to Shareholder Relations, Vineyard National Bancorp, 1260 Corona Pointe Court, Corona, California 92879, e-mail: shareholderinfo@vineyardbank.com.

ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series D Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series D Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
(Sign exactly as your name appears on the other side of this Series D Preferred Stock certificate)
Signature Guarantee:2

[2]	Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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